Exhibit 10.1

EXECUTION VERSION

BARCLAYS 745 Seventh Avenue New York, New York 10019	CITIGROUP GLOBAL MARKETS INC. 388 Greenwich Street New York, New York 10013	JPMORGAN CHASE BANK, N.A. 383 Madison Avenue New York, New York 10179

PERSONAL AND CONFIDENTIAL

November 15, 2018

Energizer Holdings, Inc.

533 Maryville University Drive

Saint Louis, Missouri 63141

Attention: Timothy Gorman, Executive Vice President and Chief Financial Officer

Project Odin

Commitment Letter

Ladies and Gentlemen:

We are pleased to confirm the arrangements under which each of Barclays Bank PLC (“Barclays”), Citi (as defined below) and JPMorgan Chase Bank, N.A. (“JPMCB”) (each, a “Commitment Party” and together, the “Commitment Parties,” “we” or “us”) is (i) exclusively (subject to Section 1 below) authorized by Energizer Holdings, Inc., a Missouri corporation (the “Company” or “you”), to act in the roles and capacities described herein and (ii) providing commitments in connection with the financing for certain transactions described herein, in each case on the terms and subject to the conditions set forth in this commitment letter and the attached Annexes A, B, C, D and E hereto (collectively, this “Commitment Letter”). Capitalized terms used but not defined herein have the respective meanings given in the Annexes hereto. For purposes of this Commitment Letter, “Citi” means Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as may be appropriate to consummate the transactions contemplated hereby.

You have informed the Commitment Parties that the Company intends to consummate the acquisition (the “Odin Acquisition”) pursuant to that certain Acquisition Agreement, dated as of November 15, 2018, between the Company and an entity previously identified to us as “Sigma” (the “Seller”) (together with the schedules and exhibits thereto, the “Odin Acquisition Agreement”) of (i) certain direct and indirect subsidiaries of the Seller and (ii) certain of the assets of the Seller, in each case identified in the Odin Acquisition Agreement (collectively, the “Odin Acquired Business”). You have informed us that (a) the Odin Acquisition, (b) the payment of fees and expenses in connection with the Odin Acquisition, (c) if the Amendment (as defined in the Facilities Fee Letter) is determined by the Lead Arrangers (as defined below) to be required and the Amendment Effective Date (as defined in the Facilities Fee Letter) has not occurred on or prior to the “Closing Date” (as such term is defined in the Odin Acquisition Agreement, the “Odin Closing Date”) the repayment of all indebtedness under the Gamma Credit Agreement (as defined below) and (d) if the Amendment is determined by the Lead Arrangers to be required and the Amendment Effective Date has not occurred on or prior to the Odin Closing Date, a portion of your ongoing working capital needs and other general corporate purposes will be financed from the following sources:

•

if the Amendment is determined by the Lead Arrangers to be required and the Amendment Effective Date has not occurred on or prior to the Odin Closing Date, senior secured credit facilities consisting of (a) a senior secured term loan B facility (the “Backstop Term Loan B Facility”) in an aggregate principal amount equal to $1,200 million and (b) a senior secured revolving credit facility in an aggregate principal amount of $400 million (the “Backstop Revolving Credit Facility” and, together with the Backstop Term Loan B Facility, the “Backstop Credit Facilities”), having the terms set forth on Annex B;

•

(a) the issuance by the Company of common, preferred and/or other equity securities pursuant to a registered offering (the “Equity Securities”) yielding aggregate gross proceeds of up to $500 million or (b) if and to the extent that gross proceeds aggregating less than $500 million are received by the Company from the offering of the Equity Securities after the date hereof and on or prior to the time the Odin Acquisition is consummated, borrowings by the Company of Incremental Term Loans, having the terms set forth on Annex C (the “Odin Incremental Loans”) under the Gamma Credit Agreement or the Backstop Credit Facilities Documentation (as defined in Annex B), as applicable (the “Odin Incremental Facility” and together with any Backstop Credit Facilities, the “Senior Secured Facilities”);

•

(a) the issuance by the Company of debt securities pursuant to a Rule 144A or other private placement (the “Notes”) in an aggregate principal amount of up to $600 million or (b) if and to the extent that gross proceeds aggregating less than $600 million are received by the Company from the offering of the Notes or Takeout Notes (as defined in the Facilities Fee Letter referred to below) after the date hereof and on or prior to the time the Odin Acquisition is consummated, borrowings by the Company of unsecured senior increasing rate bridge loans, having the terms set forth on Annex D (the “Bridge Loans”) under a senior unsecured bridge facility (the “Bridge Facility”; together with the Senior Secured Facilities, the “Facilities”); and

•	the issuance by the Company to the Seller of common stock of the Company with a market value of approximately $312,500,000 (the “Stock Consideration”).

You have further informed us that, if we so determine, you will seek to effect the Amendment to that certain credit agreement which is currently in the form of the Posted Gamma Credit Agreement (as defined in Annex B) and expected to be executed and delivered on, and effective as of, the “Closing Date” (as such term is defined in the Gamma Acquisition Agreement (as defined below)), among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Gamma Credit Agreement”). The Gamma Credit Agreement, as amended or revised by the Amendment, is hereinafter referred to as the “Amended Gamma Credit Agreement”.

1. Commitments; Titles and Roles.

Each of Barclays, Citi and JPMCB is pleased to confirm its commitment to act, and you hereby appoint each of Barclays, Citi and JPMCB to act, as joint lead arrangers and joint bookrunners with respect to soliciting consents to the Amendment (collectively, and together with any Additional Agent (as defined below) you appoint to act as a joint lead arranger with respect to the Amendment in accordance with your Designation Right (as defined below), the “Amendment Lead Arrangers”), each of JPMCB, Barclays and Citi is pleased to confirm its commitment to act, and you hereby appoint each of JPMCB, Barclays and Citi to act, as joint lead arrangers and joint bookrunners for the Backstop Credit Facilities (collectively, and together with any Additional Agent you appoint to act as a joint lead arranger for the

2

Backstop Credit Facilities in accordance with your Designation Right, the “Backstop Lead Arrangers”), each of JPMCB, Barclays and Citi is pleased to confirm its commitment to act, and you hereby appoint each of JPMCB, Barclays and Citi to act, as joint lead arrangers and joint bookrunners for the Odin Incremental Facility (collectively, and together with any Additional Agent you appoint to act as a joint lead arranger for the Odin Incremental Facility in accordance with your Designation Right, the “Incremental Lead Arrangers”), and each of Citi, Barclays and JPMCB is pleased to confirm its commitment to act, and you hereby appoint each of Citi, Barclays and JPMCB to act, as joint lead arrangers and joint bookrunners for the Bridge Facility (collectively, and together with any Additional Agent you appoint to act as a joint lead arranger for the Bridge Facility in accordance with your Designation Right, the “Bridge Lead Arrangers” and, together with the Amendment Lead Arrangers, the Backstop Lead Arrangers and the Incremental Lead Arrangers, the “Lead Arrangers”). In addition, each of Barclays, Citi and JPMCB is pleased to advise you of its several, but not joint, commitment to provide 33 1/3%, 33 1/3% and 33 1/3%, respectively, of the aggregate principal amount of each of the Facilities, in each case on the terms contained in this Commitment Letter and the availability and funding of which is subject only to the conditions set forth in the first paragraph of Section 2 below and in Annex E hereto. In addition, you hereby appoint JPMCB to act as administrative agent for the Odin Incremental Facility and any Backstop Credit Facilities (in such capacity, the “Bank Administrative Agent”) and Citi to act as administrative agent for the Bridge Facility (in such capacity, the “Bridge Administrative Agent”). You acknowledge and agree that JPMCB may perform its responsibilities hereunder through its affiliate, J.P. Morgan Securities LLC. You further agree that (i) JPMCB will have “left” placement in any and all marketing materials or other documentation used in connection with the Backstop Credit Facilities or other documentation used in connection with the Backstop Credit Facilities and that Barclays and Citi will have placement immediately to the right of JPMCB (in that order) and, in each case, will perform the duties and exercise the authority customarily performed and exercised by it in such role, (ii) JPMCB will have “left” placement in any and all marketing materials or other documentation used in connection with the Odin Incremental Facility or other documentation used in connection with the Odin Incremental Facility and that Barclays and Citi will have placement immediately to the right of JPMCB (in that order) and, in each case, will perform the duties and exercise the authority customarily performed and exercised by it in such role and (iii) Citi will have “left” placement in any and all marketing materials or other documentation used in connection with the Bridge Facility or other documentation used in connection with the Bridge Facility and that Barclays and JPMCB will have placement immediately to the right of Citi (in that order) and, in each case, will perform the duties and exercise the authority customarily performed and exercised by them in such roles. You further agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letters referred to below) will be paid in connection with the Facilities or the Amendment unless you and we shall so agree.

Notwithstanding the foregoing, you will have the right (the “Designation Right”), exercisable within 15 business days following the date hereof, to appoint additional arrangers, bookrunners, co-agents or co-managers in respect of the Amendment and the Facilities (each such arranger, bookrunner, co-agent or co-manager, an “Additional Agent”) in a manner and with economics determined by you in consultation with the applicable Additional Agent and reasonably acceptable to you and such Additional Agents; provided that (a) you may not appoint more than four (4) additional arrangers and bookrunners in respect of the Amendment and the Facilities, (b) you may not allocate more than 22.5% of the total economics under the Facilities Fee Letter with respect to the Amendment and the Facilities to all Additional Agents (or their affiliates) in the aggregate, which shall be on a pro rata basis across the Amendment and the Facilities and shall be proportionate to the commitments assumed by such Additional Agents under the Facilities and (c) subject to the foregoing and the below, to the extent you appoint Additional Agents, the aggregate economics allocated to, and the aggregate commitment amounts of, each of Barclays, Citi and JPMCB will be reduced on a pro rata basis by the amount of the economics allocated to, and the commitment amount of, each such Additional Agent (or its affiliate) (it being understood that (x) the

3

economics under the Facilities Fee Letter allocated to each of Barclays, Citi and JPMCB will be no less than 25 5/6%, 25 5/6% and 25 5/6%, respectively, of the total economics in respect of the Amendment and the Facilities and (y) in no event shall the percentage of the total economics allocated to any Additional Agent in respect of the Amendment and the Facilities exceed the percentage of such economics allocated to Barclays, Citi or JPMCB). Upon your exercise, if any, of the Designation Right and the execution and delivery by the Additional Agent(s) of customary joinder documentation reasonably acceptable to you and us, each such Additional Agent shall constitute a “Commitment Party” for all purposes under this Commitment Letter and the Facilities Fee Letter.

Our fees for our commitment and for services related to the Amendment and the Facilities are set forth in the fee letter entered into by the Company and the Commitment Parties on the date hereof (the “Facilities Fee Letter”), any agency fee letter with any Agent, and the structuring fee letter entered into by the Company, Barclays, Citi and JPMCB on the date hereof (the “Structuring Fee Letter”, and together with the Facilities Fee Letter and each agency fee letter with any Agent, the “Fee Letters”).

2. Conditions Precedent.

The availability and funding of each Commitment Party’s commitments hereunder are subject solely to the conditions set forth in Annex E hereto and the following additional conditions: (i) either (x) the Closing (as defined in that certain Amended and Restated Acquisition Agreement, dated as of November 15, 2018 (the “Gamma Acquisition Agreement” and the transactions contemplated thereby, the “Gamma Acquisition”), between the Seller and the Company; the date of such Closing being referred to herein as the “Gamma Closing Date”) shall have occurred on the terms set forth therein without amendments, waivers or modifications together with the funding under the Gamma Credit Agreement and the release of the proceeds of the notes issued under the Gamma Indenture (as defined in Annex C) and the proceeds of the notes issued under that certain Indenture, dated as of July 6, 2018, among Energizer Gamma Acquisition B.V., as issuer, the guarantors party thereto from time to time, The Bank of New York Mellon Trust Company, N.A., as trustee and registrar, and The Bank of New York Mellon, London Branch, as paying agent, in each case, from escrow or (y) the Gamma Acquisition Agreement shall have been terminated in accordance with its terms (including by mutual agreement of the parties thereto) (the date of any such notice, announcement or termination, the “Gamma Termination Date”), (ii) since September 30, 2018, there has not been any event, change or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect (as defined in the Odin Acquisition Agreement as in effect on the date hereof) on the Business (as defined in the Odin Acquisition Agreement) and (iii) (A) in the case of the Backstop Credit Facilities, the execution and delivery by all parties thereto of the Backstop Credit Facilities Documentation (as defined in Annex B hereto), (B) in the case of the Odin Incremental Facility, the execution and delivery by all parties thereto of the Odin Incremental Facility Documentation (as defined in Annex C hereto) and (C) in the case of the Bridge Facility, the execution and delivery by all parties thereto of the Bridge Facility Documentation (in each case, as defined in Annex D hereto) (collectively, the “Facilities Documentation”), to be negotiated and prepared in a manner consistent with this Commitment Letter.

Notwithstanding anything in this Commitment Letter, the Fee Letters, the Facilities Documentation or any other agreement or other undertaking concerning the financing of the Odin Acquisition to the contrary, the Facilities Documentation shall not contain any conditions precedent to the availability of the Facilities on the Closing Date other than the conditions precedent expressly set forth in the first paragraph of this Section 2 and in Annex E hereto, and the terms of the Facilities Documentation will be such that they do not impair the availability of the Facilities on the Closing Date if such conditions are satisfied or waived by the Commitment Parties (it being understood that, to the extent that any security interest in the Collateral (other than, to the extent required by this Commitment Letter (including the Annexes thereto), any Collateral the security interest in which may be perfected by the filing of a UCC financing statement

4

or the delivery of certificated equity interests of any wholly-owned material U.S. restricted subsidiaries of the Company (to the extent required by this Commitment Letter (including the Annexes thereto); provided that, to the extent that you have used commercially reasonable efforts to procure the delivery thereof prior to or on the Closing Date, certificated equity interests of subsidiaries of the Odin Acquired Business will only be required to be delivered on the Closing Date pursuant to the terms set forth above if such certificates are actually received from the Odin Acquired Business) is not perfected on the Closing Date after your use of commercially reasonable efforts to do so (without undue burden or cost), the perfection of such security interest will not constitute a condition precedent to the availability of the Backstop Credit Facilities on the Closing Date but such security interest will be required to be perfected within 90 days after the Closing Date (or such longer period as agreed to by the Bank Administrative Agent), subject to arrangements mutually agreed by the Bank Administrative Agent and the Company and subject to extensions thereof in the discretion of the Bank Administrative Agent).

Notwithstanding anything in this Commitment Letter, the Fee Letters, the Facilities Documentation or any other agreement or other undertaking concerning the financing of the Odin Acquisition to the contrary, the only representations and warranties the accuracy of which will be a condition to the availability of the Facilities on the Closing Date will be (i) the representations and warranties made by or with respect to the Odin Acquired Business in the Odin Acquisition Agreement that are material to the interests of the Lead Arrangers or Lenders, in their capacities as such, but only to the extent that you (or your affiliates) have the right to terminate your (or their) obligations under the Odin Acquisition Agreement or to decline to consummate the Odin Acquisition (in each case, in accordance with the terms of the Odin Acquisition Agreement) as a result of a breach of such representation or warranty (the “Specified Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below). As used herein, the term “Specified Representations” means representations made by the Company and each Guarantor relating to existence; organizational power and authority to enter into the Facilities Documentation; due authorization, execution, delivery and enforceability (as they relate to the Loan Parties (as defined in Annex B)) of the Facilities Documentation; solvency of the Company and its subsidiaries on a consolidated basis on the Closing Date after giving effect to the transactions contemplated herein (with solvency to be defined in a manner consistent with Annex I to Annex E); no conflicts of the Facilities Documentation with charter documents of the Loan Parties or agreements governing debt for borrowed money in an aggregate principal or committed amount in excess of $100,000,000; Federal Reserve margin regulations; the Investment Company Act; the use of loan proceeds not violating FCPA and other anti-corruption laws, OFAC and other applicable sanctions laws; the Patriot Act; status of the Facilities as senior debt; and in the case of the Backstop Credit Facilities and the Incremental Facility, the creation, perfection and priority (subject to the preceding paragraph and to agreed-upon permitted liens consistent with the Revised Gamma Credit Agreement Terms (as defined in Annex B)) of the security interests granted in the Collateral (but excluding any Collateral acquired in the Odin Acquisition). This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provisions”.

3. Syndication.

The Lead Arrangers intend, and reserve the right, to syndicate the Facilities to the Backstop Lenders (as defined in Annex B), the Odin Incremental Lenders (as defined in Annex C) and the Bridge Lenders (as defined in Annex D) (collectively, the “Lenders”) promptly following the date hereof, and you acknowledge and agree that the commencement of syndication will occur in the discretion of the Lead Arrangers. The Lead Arrangers will select the Lenders under the Facilities in consultation and coordination with you; provided that the Lead Arrangers will not syndicate to those banks, financial institutions and other institutional lenders separately identified in writing by you to us prior to the date hereof or any competitors of the Company or the Odin Acquired Business that are operating companies and are separately identified in writing by you to us from time to time (it being understood that,

5

notwithstanding anything herein to the contrary, in no event shall a designation after the date hereof apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest hereunder or under the Facilities that is otherwise permitted hereunder, but upon the effectiveness of such designation, any such party may not acquire any additional commitments, loans or participations) and, in the case of such competitors, their “Known Affiliates” (as defined in the Posted Gamma Credit Agreement) (collectively, “Disqualified Lenders”). Each reference to “syndication” herein shall be deemed to include a reference to the arrangement of the Amendment and to managing the Amendment process. The Lead Arrangers will lead the syndication in consultation and coordination with you, including determining the timing of all offers to potential Lenders, any title of agent or similar designations or roles awarded to any Lender, the acceptance of commitments, the amounts offered and the compensation provided to each Lender from the amounts to be paid to the Lead Arrangers pursuant to the terms of this Commitment Letter and the Facilities Fee Letter. The Lead Arrangers will, in consultation and coordination with you, determine the final commitment allocations and will notify the Company of such determinations. You agree to use commercially reasonable efforts to ensure that the Lead Arrangers’ syndication efforts benefit from the existing lending relationships of the Company and its subsidiaries. To facilitate an orderly and successful syndication of the Facilities, you agree that, until the earliest of (x) the termination of the syndication as determined by the Lead Arrangers and (y) 60 days after the Closing Date, the Company will not, and will use commercially reasonable efforts to ensure that the Odin Acquired Business will not (subject to, and to the extent not in contravention of, the Odin Acquisition Agreement), syndicate or issue, attempt to syndicate or issue, or announce or authorize the announcement of the syndication or issuance of or engage in any material discussions concerning the syndication or issuance of, any debt facility or debt, equity or equity-linked security (including, without limitation, any debt or preferred equity security convertible into common stock) of the Company or the Odin Acquired Business or any of their respective subsidiaries, including any refinancings, replacements or renewals of any debt facility or any debt, equity or equity-linked security of the Company or the Odin Acquired Business or any of their respective subsidiaries if such activity would reasonably be expected to have a detrimental effect on the syndication of the Facilities, other than (a) the Amendment, (b) the Facilities, (c) the Equity Securities, (d) the Notes, (e) any debt incurred in connection with sale-leasebacks by the Company, the Odin Acquired Business or their respective subsidiaries, (f) ordinary course lease, purchase money debt and equipment financings and similar obligations, (g) ordinary course letter of credit facilities, overdraft protection and short term working capital facilities, factoring arrangements, hedging and cash management arrangements, (h) intercompany debt among the Company and its subsidiaries or among the Seller and the Odin Acquired Business and their respective subsidiaries and (i) any other financing agreed by the Lead Arrangers, such agreement not to be unreasonably withheld, delayed or conditioned.

Until the earliest of (x) the termination of the syndication as determined by the Lead Arrangers and (y) 60 days after the Closing Date, you agree to, and, to the extent necessary and practical and subject to and not in contravention of, the terms of the Odin Acquisition Agreement, you agree to use commercially reasonable efforts to cause the Odin Acquired Business to, cooperate with the Lead Arrangers in all syndication efforts, including in connection with (i) the preparation of one or more information packages for the Facilities regarding the business, operations and financial projections of the Company and the Odin Acquired Business (collectively, the “Confidential Information Memorandum”) including, without limitation, all customary information relating to the transactions contemplated hereunder prepared by or on behalf of the Company deemed reasonably necessary by the Lead Arrangers to complete the syndication of the Facilities, and (ii) the preparation of one or more customary information packages for the Facilities reasonably acceptable in format and content to the Lead Arrangers (collectively, the “Lender Presentation”) and the presentation of such Lender Presentation to, and participation in meetings and other communications with, prospective Lenders or agents in connection with the syndication of the Facilities (including, to the extent necessary and practical, a reasonable number of meetings between senior management and representatives, with appropriate seniority and expertise, of the

6

Company with prospective Lenders and participation of such persons in meetings upon reasonable advance notice and at mutually agreed times). In addition, you agree to use commercially reasonable efforts to obtain, prior to the launch of syndication, (a) a public corporate family rating from Moody’s Investors Service, Inc. (“Moody’s”) for the Company after giving effect to the Odin Acquisition and the other transactions contemplated hereunder and any other material recent or pending transaction or financing, (b) a public corporate credit rating from Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc. (“S&P”), for the Company after giving effect to the Odin Acquisition and the other transactions contemplated hereunder and any other material recent or pending transaction or financing and (c) a public credit rating for each of the Backstop Term Loan B Facility, the Odin Incremental Facility, the Bridge Facility and the Notes from each of Moody’s and S&P. It is agreed that, nothing contained in this Commitment Letter shall require you to provide any information to the extent that the provision thereof would violate any attorney-client privilege, law, rule or regulation, or any obligation of confidentiality binding on you, the Odin Acquired Business or your or its respective affiliates; provided that (x) in the case of any confidentiality obligation, you shall have used commercially reasonable efforts to obtain consent to provide such information and (y) you shall notify us if any such information is being withheld as a result of any such obligation of confidentiality (but solely if providing such notice would not violate such confidentiality obligation) and you shall use your commercially reasonable efforts to communicate the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege. You will be solely responsible for the contents of any such Confidential Information Memorandum, Lender Presentation and related materials (other than, in each case, any information contained therein that has been provided for inclusion therein by the Commitment Parties solely to the extent such information relates to the Commitment Parties) and all other information, documentation or materials delivered to the Lead Arrangers in connection therewith (collectively, the “Information”) and you acknowledge that the Commitment Parties will be using and relying upon the Information without independent verification thereof. You agree that Information regarding the Facilities and Information provided by the Company and the Odin Acquired Business or their respective representatives to the Lead Arrangers in connection with the Facilities (including, without limitation, draft and execution versions of the Facilities Documentation, the Confidential Information Memorandum, the Lender Presentation, publicly filed financial statements, and draft or final offering materials relating to contemporaneous securities issuances by the Company) may be disseminated to potential Lenders and other persons through one or more internet sites (including an IntraLinks, SyndTrak or other electronic workspace (the “Platform”)) created for purposes of syndicating the Facilities or otherwise, in accordance with the Lead Arrangers’ standard syndication practices, and you acknowledge that each Lead Arranger and its affiliates will not be responsible or liable to you or any other person or entity for damages arising from the use by others of any Information or other materials obtained on the Platform, except, in the case of damages to you but not to any other person, to the extent such damages are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the gross negligence, bad faith or willful misconduct of such Lead Arranger or (A) any of its controlled affiliates, (B) any of the respective directors or employees of such Lead Arranger or its controlled affiliates or (C) the respective advisors or agents of such Lead Arranger or its controlled affiliates, in the case of this clause (C), acting at the instructions of such Lead Arranger or its controlled affiliates. Notwithstanding the Lead Arrangers’ right to syndicate the Facilities and receive commitments with respect thereto, or anything otherwise contained in this Commitment Letter it is agreed that (x) the syndication of, or receipt of commitments or participations in respect of, all or any portion of the Commitment Parties’ commitments hereunder prior to the Closing Date, (y) the obtaining of the ratings referenced above and (z) the compliance with any of the other provisions set forth in clauses (i) and (ii) of this paragraph above, shall not be a condition to the Commitment Parties’ commitments hereunder and, unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred. Without limiting your obligations to assist as set forth herein, it is understood that the commitments hereunder are

7

not conditioned upon the syndication of, or receipt of commitments or participations in respect of, the Facilities and in no event shall the commencement or successful completion of syndication or the obtaining of ratings constitute a condition to the availability of the Facilities on the Closing Date.

You acknowledge that certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Company, the Seller (including the Odin Acquired Business) or their respective affiliates or any of its or their respective securities) (each, a “Public Lender”). At the request of the Lead Arrangers, you agree to assist, and, with respect to the Odin Acquired Business, to the extent necessary and practical and subject to and not in contravention of the terms of the Odin Acquisition Agreement, use commercially reasonable efforts to cause the Odin Acquired Business to assist, in the preparation of an additional version of the Confidential Information Memorandum and the Lender Presentation to be used by Public Lenders that does not contain material non-public information concerning the Company, the Seller (including the Odin Acquired Business) or their respective affiliates or securities. It is understood that in connection with your assistance described above, at the request of the Lead Arrangers, you will provide, and cause all other applicable persons to provide (including subject to and not in contravention of the terms of the Odin Acquisition Agreement using commercially reasonable efforts to cause the Odin Acquired Business to provide) authorization letters to the Lead Arrangers authorizing the distribution of the Information to prospective Lenders, and containing a representation to the Lead Arrangers that the public-side version does not include material non-public information about the Company, the Seller (including the Odin Acquired Business) or their respective affiliates or its or their respective securities. In addition, you will clearly designate as such all Information provided to the Lead Arrangers by or on behalf of the Company or the Odin Acquired Business which is suitable to make available to Public Lenders. You acknowledge and agree that the following documents may be distributed to Public Lenders, unless you advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distributions that such documents should only be distributed to prospective Lenders that are not Public Lenders: (a) drafts and final versions of the Facilities Documentation and the Amendment; (b) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); and (c) term sheets and notification of changes in the terms of the Amendment and the Facilities.

4. Information.

You represent and covenant that (i) to your knowledge in the case of Information relating to the Odin Acquired Business, all written Information (other than financial projections and other forward-looking information and information of a general economic or industry specific nature) provided directly or indirectly by the Company to the Lead Arrangers or the Lenders in connection with the transactions contemplated hereunder is and will be, when furnished and when taken as a whole and giving effect to all supplements thereto (taken in combination with the information contained in your filings with the U.S. Securities and Exchange Commission), complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading and (ii) the financial projections and other forward-looking information that have been or will be made available to the Lead Arrangers or the Lenders in connection with the transactions contemplated hereunder by or on behalf of the Company have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time such financial projections and other forward-looking information are furnished to the Lead Arrangers or the Lenders, it being understood and agreed that financial projections are not a guarantee of financial performance and are subject to significant uncertainties and contingencies, no assurance can be given that any party’s projections may be realized, and actual results may differ from financial projections and such differences may be material. You agree that if, at any time prior to the later of (x) the Closing Date and (y) the

8

Successful Syndication (as defined in the Facilities Fee Letter) of the Facilities, any of the representations in the preceding sentence would be incorrect in any material respect if the Information and financial projections were being furnished, and such representations were being made, at such time (prior to the Closing Date, to your knowledge with respect to information, projections and other forward looking information relating to the Odin Acquired Business), then you will (or, prior to the Closing Date, with respect to information relating to the Odin Acquired Business, use commercially reasonable efforts, to the extent practical and appropriate and subject to and not in contravention of the Odin Acquisition Agreement, cause the Odin Acquired Business to) promptly supplement, or cause to be supplemented, the Information and financial projections so that such representations (prior to the Closing Date, to your knowledge with respect to the Odin Acquired Business) will be correct in all material respects under those circumstances. Notwithstanding anything set forth above, the accuracy of the foregoing representations and warranties, whether or not cured or supplemented, and any obligation to supplement the information and projections shall not be a condition to the obligations of the Commitment Parties and the Lead Arrangers hereunder.

5. Indemnification and Related Matters.

In connection with arrangements such as this, it is the Commitment Parties’ policy to receive indemnification. You agree to the provisions with respect to our indemnity and other matters set forth in Annex A, which is incorporated by reference into this Commitment Letter.

6. Assignments; Amendments.

This Commitment Letter may not be assigned by you without the prior written consent of the Commitment Parties (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the Commitment Parties and the other parties hereto and, except as set forth in Annex A hereto, is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. Each of the Commitment Parties, after consultation and in coordination with you, may assign its commitments and agreements hereunder, in whole or in part, to any of its affiliates (provided that such affiliates agree to abide by the confidentiality provisions of Section 7 of this Commitment Letter) and, as provided above, to any Lender prior to the Closing Date; provided that, except for any assignment to an Additional Agent pursuant to Section 1 of this Commitment Letter, any assignment by a Commitment Party to any potential Lender made prior to the Closing Date shall not relieve such Commitment Party of its obligations set forth herein to fund on the Closing Date that portion of the commitments so assigned. Neither this Commitment Letter nor any Fee Letter may be amended or any term or provision hereof or thereof waived or otherwise modified except by an instrument in writing signed by each of the parties hereto or thereto, as applicable, and any term or provision hereof or thereof may be amended or waived only by a written agreement executed and delivered by all parties hereto or thereto, as applicable.

7. Confidentiality.

Please note that this Commitment Letter, the Fee Letters and any written communications provided by, or oral discussions with, the Commitment Parties in connection with this arrangement may not be disclosed to any third party or circulated or referred to publicly without the prior written consent of the Commitment Parties party thereto; provided that we hereby consent to your disclosure of (i) this Commitment Letter, the Fee Letters and such communications and discussions to the Company’s and (on a redacted basis reasonably satisfactory to the Lead Arrangers with respect to the Facilities Fee Letter and Barclays, Citi and JPMCB with respect to the Structuring Fee Letter) the Seller’s and the Odin Acquired Business’s directors, employees, agents, accountants, attorneys, independent auditors and other advisors who are directly involved in the consideration of the Facilities and who have been informed by you of the

9

confidential nature of such advice and this Commitment Letter and the Fee Letters and are instructed to keep such information confidential in accordance with the provisions of this paragraph, (ii) pursuant to the subpoena or order of any court or judicial, administrative or legislative body, committee or agency in any pending legal or administrative proceeding, or otherwise as required by applicable law, stock exchange requirement or compulsory legal process (in which case you agree to inform us promptly thereof prior to such disclosure to the extent practicable and not prohibited by law, rule or regulation) or required or requested by governmental and/or regulatory authorities (in which case you agree to inform us promptly thereof prior to such disclosure to the extent practicable and not prohibited by law), (iii) this Commitment Letter (but not the Fee Letters other than the existence thereof) may be disclosed in any prospectus, offering memorandum or any other syndication or marketing materials relating to the offering of the securities or in such filings as you may determine is advisable to comply with the requirements of the U.S. Securities and Exchange Commission and the other applicable regulatory authorities, (iv) the aggregate amount of fees payable under the Fee Letters may be disclosed as part of pro forma information, projections or generic disclosure regarding sources and uses for closing of the Odin Acquisition (but without disclosing any specific fees, market flex or other economic terms set forth therein or to whom such fees or other amounts are owed), (v) to a court, tribunal or any other applicable administrative agency or judicial authority in connection with the enforcement of your rights hereunder (vi) the existence of the Commitment Letter and the information contained in Annexes B, C and D to Moody’s and S&P or any other rating agency, and (vii) with our prior written consent (not to be unreasonably withheld, delayed or conditioned). The terms of this paragraph shall cease to apply (except in respect of the Fee Letter) after this Commitment Letter has been accepted by you to the extent it has become publicly available as a result of disclosure in accordance with clause (iii) of this paragraph. Otherwise, the terms of this paragraph as they relate to this Commitment Letter (but not the Fee Letters) shall terminate two years from the date of this Commitment Letter.

Each Commitment Party agrees that it will treat as confidential all information provided to it hereunder by or on behalf of you or any of your respective subsidiaries or affiliates; provided that nothing herein will prevent any Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such person agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority) to inform you prior to such disclosure to the extent practicable and not prohibited by law, rule or regulation), (b) upon the request or demand of any regulatory authority having jurisdiction over such person or any of its affiliates (in which case such person agrees to (except with respect to any audit or examination conducted by bank accountants or any governmental regulatory authority exercising examination or regulatory authority) inform you promptly thereof prior to such disclosure to the extent practicable and not prohibited by law, rule or regulation), (c) to the extent that such information is publicly available or becomes publicly available other than by reason of improper disclosure by such person, (d) to the extent that such information was already in such Commitment Party’s possession and is not, to such Commitment Party’s knowledge, subject to any existing confidentiality obligations that would prohibit such disclosure or was independently developed by such Commitment Party, (e) to such person’s affiliates and such person’s and its affiliates’ respective officers, directors, partners, members, employees, legal counsel, independent auditors and other experts or agents who need to know such information and on a confidential basis and are instructed to keep such information confidential in accordance with the provisions of this paragraph, (f) to potential and prospective Lenders, participants and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Company and its obligations under the Facilities, in each case, who agree to be bound by similar confidentiality provisions (including, for the avoidance of doubt, by means of a click-through or otherwise), (g) to Moody’s and S&P; provided that such information is limited to Annexes B, C and D and is supplied only on a confidential basis after consultation with you or (h) for purposes of establishing a “due diligence”

10

defense. Each Commitment Party’s obligation under this paragraph shall remain in effect until the earlier of (i) two years from the date hereof and (ii) the date any definitive Facilities Documentation is entered into by the Commitment Parties, at which time any confidentiality undertaking in the definitive Facilities Documentation shall supersede this provision. Notwithstanding any of the foregoing, each Commitment Party may disclose the existence of the Facilities and customary information about the Facilities to market data collectors, similar services providers to the lending industry, and service providers to the Commitment Parties in connection with the administration and management of the Facilities and the other loan documents.

8. Absence of Fiduciary Relationship; Affiliates; Etc.

As you know, each Commitment Party, together with its respective affiliates (each, collectively, a “Commitment Party Group”), is a full service financial services firm engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, each Commitment Party Group may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and/or instruments. In addition, each Commitment Party Group may at any time communicate independent recommendations and/or publish or express independent research views in respect of such debt and equity securities or other financial instruments. Such investment and other activities may involve securities and instruments of you, the Seller or the Odin Acquired Business or its affiliates, as well as of other entities and persons and their affiliates which may (i) be involved in transactions arising from or relating to the engagement contemplated by this Commitment Letter, (ii) be customers or competitors of you, the Seller or the Odin Acquired Business or its affiliates, or (iii) have other relationships with you, the Seller or the Odin Acquired Business or its affiliates. In addition, each Commitment Party Group may provide investment banking, underwriting and financial advisory services to such other entities and persons. Each Commitment Party Group may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in your securities or those of such other entities. The transactions contemplated by this Commitment Letter may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph. Although each Commitment Party Group in the course of such other activities and relationships may acquire information about the transaction contemplated by this Commitment Letter or other entities and persons which may be the subject of the transactions contemplated by this Commitment Letter, no Commitment Party Group shall have any obligation to disclose such information, or the fact that such Commitment Party Group is in possession of such information, to you or to use such information on the Company’s behalf.

Consistent with their respective policies to hold in confidence the affairs of its customers, no Commitment Party Group will furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter to any other companies, or use such information in connection with the performance by such Commitment Party Group of services for any other companies. Furthermore, you acknowledge that no Commitment Party Group and none of their respective affiliates has an obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained or that may be obtained by them from any other person.

Each Commitment Party Group may have economic interests that conflict with yours, or those of your equity holders and/or affiliates. You agree that each Commitment Party Group will act under this

11

Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letters or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Commitment Party Group and you or your equity holders or affiliates. You acknowledge and agree that the transactions contemplated by this Commitment Letter and the Fee Letters (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Commitment Party Groups, on the one hand, and you on the other, and in connection therewith and with the process leading thereto, (i) no Commitment Party Group has assumed an advisory or fiduciary responsibility in favor of you or your equity holders or affiliates with respect to the financing transactions contemplated hereby, or in each case, the exercise of rights or remedies with respect thereto or the process leading thereto (irrespective of whether such Commitment Party has advised, is currently advising or will advise you, your equity holders or your affiliates on other matters) or any other obligation to you except the obligations expressly set forth in this Commitment Letter and the Fee Letters and (ii) each Commitment Party Group is acting solely as a principal and not as the agent or fiduciary of you, your management, equity holders, affiliates, creditors or any other person. You acknowledge and agree that you have consulted your own legal and financial advisors to the extent you deemed appropriate and that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. You agree that you will not claim that any Commitment Party Group has rendered advisory services of any nature or respect, or owes you a fiduciary or similar duty, in connection with the transactions contemplated by this Commitment Letter or the process leading thereto.

As you know, you have retained Barclays Capital Inc. as financial advisor (in such capacity, the “Financial Advisor”) in connection with the Odin Acquisition. You agree to (and each Additional Agent acknowledges) such retention and you further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor and, on the other hand, our and our affiliates’ relationships with you as described and referred to herein. Nothing in this Commitment Letter imposes any obligation on you to pay any fee in connection with such retention.

In addition, each Commitment Party may employ the services of its affiliates in providing services and/or performing their obligations hereunder and may exchange with such affiliates information concerning you and other companies that may be the subject of this arrangement, and such affiliates will be entitled to the benefits afforded to the Commitment Parties hereunder.

In addition, please note that the Commitment Parties do not provide accounting, tax or legal advice. Notwithstanding anything herein to the contrary, you and we (and each of your employees, representatives and other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Facilities and all materials of any kind (including opinions or other tax analyses) that are provided to you or us relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure will remain subject to the confidentiality provisions hereof (and the foregoing sentence will not apply) to the extent reasonably necessary to enable the parties hereto, their respective affiliates, and their respective affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax treatment” means the income tax treatment, and “tax structure” is limited to any facts relevant to the income tax treatment of the transactions contemplated by this Commitment Letter but does not include information relating to the identity of the parties hereto or any of their respective affiliates.

12

9. Miscellaneous.

Each Commitment Party’s commitments and agreements hereunder will terminate upon the first to occur of (i) the consummation of the Odin Acquisition, (ii) your written notice to the Lead Arrangers of, or your public announcement of, the abandonment of the Odin Acquisition, (iii) the termination of the Odin Acquisition Agreement in accordance with its terms, (iv) 5:00 p.m. New York City time on March 15, 2019 (the “Outside Date”); provided, however, that the Outside Date shall be extended to July 31, 2019 if, as of March 15, 2019, the Gamma Closing Date shall not have occurred due to the commencement by the European Commission of a “Phase II” competition review, (v) with respect to the Backstop Credit Facilities only, the occurrence of the Amendment Effective Date and (vi) with respect to the Backstop Credit Facilities only, the occurrence of the Gamma Termination Date. Subject to the provisions of the next paragraph and the terms of the Fee Letters, you may terminate this Commitment Letter and/or each Commitment Party’s commitments hereunder. In addition, each Commitment Party’s commitments hereunder (x) to provide and arrange the Odin Incremental Facility will be reduced to the extent described herein by any issuance of the Equity Securities (in escrow or otherwise) and other events as described in Annex C and (y) to provide and arrange the Bridge Facility will be reduced to the extent described herein by any issuance of the Notes or Takeout Notes (in escrow or otherwise) and other events as described in Annex D.

The provisions set forth in the Fee Letters and under Sections 3, 4, 5 (including Annex A), 6, 7 and 8, and this Section 9 will remain in full force and effect regardless of whether the definitive Facilities Documentation is executed and delivered. The provisions set forth under Sections 5 (including Annex A), 6, 7 and 8, and this Section 9 and the fee and expense reimbursement provisions of the Fee Letters will remain in full force and effect notwithstanding the expiration or termination of this Commitment Letter or the Commitment Parties’ commitments and agreements hereunder; provided that such provisions relating to confidentiality, indemnification and reimbursement shall terminate and be superseded by the terms of the Facilities Documentation to the extent covered thereby and to the extent such Facilities Documentation becomes effective.

Notwithstanding anything in Section 7 to the contrary, the Lead Arrangers may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or World Wide Web as they may choose, and circulate similar promotional materials, after the closing of the Odin Acquisition in the form of a “tombstone” or otherwise describing the names of you and your affiliates, and the amount and type of financing for and closing date of the Odin Acquisition, all at expense of the Lead Arrangers.

Each party hereto agrees for itself and its affiliates that any suit or proceeding arising with respect to this Commitment Letter or the Commitment Parties’ commitments or agreements hereunder or the Fee Letters will be heard exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state or federal court located in the Borough of Manhattan in the City of New York, and each party hereto agrees to submit to the exclusive jurisdiction of, and to venue in, such court. Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of the Commitment Parties’ commitments or agreements or any matter referred to in this Commitment Letter or the Fee Letters is hereby waived by the parties hereto and thereto. This Commitment Letter and the Fee Letters will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws that would otherwise direct the application of the laws of any other jurisdiction; provided, however, that (i) the interpretation of the definition of Material Adverse Effect (as defined in the Odin Acquisition Agreement) and whether or not a Material Adverse Effect has occurred, (ii) the determination of the accuracy of any Specified Acquisition Agreement Representations and whether as a result of any inaccuracy thereof you (or your affiliates) have the right to terminate your (or their) obligations under the Odin Acquisition Agreement or to decline to consummate the Odin Acquisition (in each case in accordance with the terms of the Odin Acquisition Agreement) as a result of a breach of such representation or warranty and (iii) the determination of whether the transactions contemplated by the Odin Acquisition Agreement have been consummated in accordance with the terms of the Odin Acquisition Agreement, in each case, shall be governed by, and construed and interpreted solely in accordance with, the laws of the State of Delaware.

13

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement of each party to negotiate in good faith the Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the availability and funding of the commitments provided hereunder are subject only to conditions precedent as expressly provided in the first paragraph of Section 2 above and in Annex E hereto, and (ii) each Fee Letter is a legally valid and binding agreement of the parties thereto with respect to the subject matter set forth therein.

The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) the Commitment Parties and each Lender may be required to obtain, verify and record information that identifies the Company and each of the other Guarantors, which information includes the name and address of the Company and each of the other Guarantors and other information that will allow the Commitment Parties and each Lender to identify the Company and each of the other Guarantors in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for the Commitment Parties and each Lender. In addition, the Commitment Parties and each Lender are required to obtain beneficial ownership certifications with respect to the Company pursuant to the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”) and, in certain “high-risk” circumstances, their internal beneficial ownership compliance procedures. You hereby acknowledge and agree that the Lead Arrangers shall be permitted to share any or all such information with the Lenders.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (e.g., in pdf or tif format) will be effective as delivery of a manually executed counterpart hereof. This Commitment Letter, the Facilities Fee Letter, the Structuring Fee Letter, and any other agreement entered into by the parties hereto on the date hereof are the only agreements that have been entered into among the parties hereto with respect to the commitments and services to be provided in respect of the Amendment and the Facilities and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to any of the matters referred to in this Commitment Letter.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to the Commitment Parties the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Facilities Fee Letter and the Structuring Fee Letter, on or before 11:59 p.m. New York City time on November 15, 2018, whereupon this Commitment Letter and the Fee Letters will become binding agreements between you and the Commitment Parties party hereto and thereto. If the Commitment Letter, the Facilities Fee Letter and the Structuring Fee Letter have not been signed and returned as described in the preceding sentence by such date, this offer will terminate on such date. We look forward to working with you on this transaction.

[Remainder of page intentionally left blank]

14

Very truly yours,

BARCLAYS BANK PLC

By:	/s/ Regina Tarone
Name: Regina Tarone
Title: Managing Director

[Signature Page to Commitment Letter]

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Justin Tichauer
Name: Justin Tichauer
Title: Managing Director

[Signature Page to Commitment Letter]

JPMORGAN CHASE BANK, N.A.

By:	/s/ Lisa Whatley
Name: Lisa Whatley
Title: Managing Director

[Signature Page to Commitment Letter]

Accepted and agreed to as of the date first above written:

ENERGIZER HOLDINGS, INC.

By:	/s/ John Drabik
Name: John Drabik
Title: Vice President and Treasurer

[Signature Page to Commitment Letter]

Annex A

In the event that any Commitment Party becomes involved in any capacity in any action, proceeding or investigation brought by or against any person, including shareholders, partners, members or other equity holders of the Company, the Seller or the Odin Acquired Business, in connection with or as a result of either this arrangement or any matter referred to in this Commitment Letter or the Fee Letters (collectively, the “Letters”), the Company agrees to periodically reimburse each Commitment Party for its reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. The Company also agrees to indemnify and hold each Commitment Party harmless against any and all losses, claims, damages or liabilities to any such person in connection with or as a result of either this arrangement or any matter referred to in the Letters (whether or not such investigation, litigation, claim or proceeding is brought by you, your equity holders or creditors or an indemnified party and whether or not any such indemnified party is otherwise a party thereto), except to the extent that such loss, claim, damage or liability (x) has been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the gross negligence, bad faith or willful misconduct of such Commitment Party in performing the services that are the subject of the Letters or (ii) a material breach of the obligations of such Commitment Party under the Letters or (y) has resulted from a dispute solely among the Commitment Parties that does not involve an act or omission by the Company or any of its affiliates and is not brought against such Commitment Party in its capacity as an agent or arranger or similar role under the Amendment or any Facility. If for any reason the foregoing indemnification is unavailable to any Commitment Party or insufficient to hold it harmless, then the Company will contribute to the amount paid or payable by the Commitment Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of (i) the Company and its affiliates, shareholders, partners, members or other equity holders on the one hand and (ii) such Commitment Party on the other hand in the matters contemplated by the Letters as well as the relative fault of (i) the Company and its affiliates, shareholders, partners, members or other equity holders and (ii) such Commitment Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Company under this paragraph will be in addition to any liability which the Company may otherwise have, will extend upon the same terms and conditions to any affiliate of a Commitment Party and the partners, members, directors, agents, officers, employees, advisors and other representatives and controlling persons (if any), as the case may be, of such Commitment Party and any such affiliate (collectively with the Commitment Party, an “indemnified party”), and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, each Commitment Party, any such indemnified party. The Company also agrees that neither any indemnified party nor any of such affiliates, partners, members, directors, agents, employees or controlling persons will have any liability based on its or their exclusive or contributory negligence or otherwise to the Company or any person asserting claims on behalf of or in right of the Company or any other person in connection with or as a result of either this arrangement or any matter referred to in the Letters, except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Company or their respective affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such indemnified party in performing the services that are the subject of the Letters; provided, however, that in no event will such indemnified party or such other parties have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such indemnified party’s or such other parties’ activities related to the Letters.

The Company will not be required to indemnify an indemnified party for any amount paid or payable by such an indemnified party in the settlement of any action, proceeding or investigation without the Company’s consent, which consent will not be unreasonably withheld, conditioned or delayed, but if settled with your consent, or if there is a final judgment in any such action, proceeding or investigation,

Annex A-1

you agree to indemnify and hold harmless each indemnified party to the extent and in the manner set forth above. You shall not, without the prior written consent of an indemnified party, which consent will not be unreasonably withheld, conditioned or delayed, effect any settlement of any pending or threatened claim, litigation, investigation or proceedings relating to the foregoing (the “Proceedings”) in respect of which indemnity could have been sought hereunder by such indemnified party unless (a) such settlement includes an unconditional release of such indemnified party in form and substance reasonably satisfactory to such indemnified party from all liability or claims that are the subject matter of such Proceedings and (b) such settlement does not include any statement as to, or any admission of, fault or wrongdoing, by or on behalf of such indemnified party. The provisions of this Annex A will survive any termination of the commitments or completion of the arrangement provided by the Letters.

Annex A-2

Annex B

Summary of the Backstop Credit Facilities

This Summary outlines certain terms of the Backstop Credit Facilities referred to in the Commitment Letter, of which this Annex B is a part. Certain capitalized terms used herein are defined in the Commitment Letter.

Borrower:	Energizer Holdings, Inc., a Missouri corporation (the “Company”).

Guarantors:	Same as the Revised Gamma Credit Agreement Terms (as defined below), including any such subsidiaries acquired in the Odin Acquisition, in each case subject to exceptions consistent with the Revised Gamma Credit Agreement Terms and including all subsidiaries that provide guarantees in respect of the Gamma Credit Agreement (collectively, the “Guarantors” and, together with the Company, the “Loan Parties”).

Joint Lead Arrangers and
Joint Lead Bookrunners:	JPMCB, Barclays and Citi will act as joint lead arrangers and lead bookrunners (in such capacities, collectively with any Additional Agents, the “Backstop Lead Arrangers”) for the Backstop Credit Facilities and will perform the duties customarily associated with such roles.

Backstop Administrative Agent:	JPMCB will act as sole and exclusive administrative agent (in such capacity, the “Backstop Administrative Agent”) for the Backstop Lenders and will perform the duties customarily associated with such role.

Collateral Agent:	JPMCB will act as sole and exclusive collateral agent (in such capacity, the “Collateral Agent”) for the Backstop Lenders and Lender Counterparties and will perform the duties customarily associated with such role.

Co-Syndication Agents:	Barclays and Citi, each in its respective capacity as Co-Syndication Agent.

Documentation Agent(s):	One or more financial institutions selected by the Backstop Lead Arrangers in consultation and coordination with the Company.

Backstop Lenders:	Various banks, financial institutions and institutional lenders selected by the Backstop Lead Arrangers in consultation and coordination with the Company, excluding any Disqualified Lender (each, a “Backstop Lender” and, collectively, the “Backstop Lenders”).

Amount of Senior Secured
Backstop Credit Facilities:	An aggregate of up to $1,600 million of senior secured first lien credit facilities (the “Backstop Credit Facilities”) consisting of:

Annex B-1

(a) a senior secured first lien term loan B facility (the “Backstop Term Loan B Facility”) in an aggregate principal equal to the lesser of (x) the aggregate principal amount of Term Loans outstanding under the Gamma Credit Agreement immediately prior to the funding of the Backstop Credit Facilities on the Closing Date and (y) $1,200 million; and

(b) a senior secured first lien revolving credit facility (the “Backstop Revolving Credit Facility” and, together with the Backstop Term Loan B Facility, the “Backstop Credit Facilities”) in an aggregate committed amount equal to the lesser of (x) the Aggregate Revolving Loan Commitment under the Gamma Credit Agreement immediately prior to the funding of the Backstop Credit Facilities on the Closing Date and (y) $400 million.

Swing Line Loans:	Same as the Revised Gamma Credit Agreement Terms.

Letters of Credit:	Same as the Revised Gamma Credit Agreement Terms.

Incremental Facility:	Same as the Revised Gamma Credit Agreement Terms.

Purpose/Use of Proceeds:	The proceeds of loans under the Backstop Term Loan B Facility will be used by the Borrower on the Closing Date to repay the Term Loans outstanding under the Gamma Credit Agreement at such time and pay fees and expenses in connection therewith. The proceeds of loans under the Backstop Revolving Credit Facility will be used by the Company solely (i) on the Closing Date, to repay Revolving Loans outstanding under the Gamma Credit Agreement at such time, (ii) on the Closing Date, in an amount equal to the outstanding letters of credit issued under the Gamma Credit Agreement to be deemed issued under the Backstop Revolving Credit Facility, and (iii) from time to time to provide for the ongoing working capital requirements of the Company and its subsidiaries and for general corporate purposes.

Availability:	The Backstop Term Loan B Facility will be available in one drawing on the Closing Date. Amounts borrowed under the Backstop Term Loan B Facility that are repaid or prepaid may not be reborrowed.

Amounts borrowed under the Backstop Revolving Credit Facility may be borrowed, repaid and reborrowed on and after the Closing Date until the Backstop Revolving Maturity Date (as defined below).

Closing Date:	The date on which the loans under any of the Facilities are funded and the Odin Acquisition is consummated (the “Closing Date”).

Maturity:	The maturity dates of each of the Backstop Credit Facilities will be as follows:

(a) Backstop Term Loan B Facility: The earlier of (x) the Term Loan B Maturity Date (as defined in the Gamma Credit Agreement) and (y) the 7th anniversary of the Gamma Closing Date (the “Backstop Term Loan B Maturity Date”); and

Annex B-2

(b) Backstop Revolving Credit Facility: The earlier of (x) the Revolving Loan Termination Date (as defined in the Gamma Credit Agreement) and (y) the 5th anniversary of the Gamma Closing Date (the “Backstop Revolving Maturity Date”).

Amortization:	Backstop Term Loan B Facility: The outstanding principal amount of the Backstop Term Loan Facility will be payable in equal quarterly amounts of 1.00% per annum prior to the Backstop Term Loan B Maturity Date, with the remaining balance, together with all other amounts owed with respect thereto, payable on the Backstop Term Loan B Maturity Date.

Revolving Credit Facility: No amortization will be required with respect to the Backstop Revolving Credit Facility.

Interest Rate:	All amounts outstanding under the Facilities will bear interest, at the Company’s option, at a rate per annum equal to:

(a) in the case of the Backstop Term Loan B Facility, (I) the Base Rate (defined as the highest of (x) the prime rate of interest publicly announced from time to time by JPMCB, (y) the Federal Funds Rate plus 0.50% and (z) the Eurodollar Rate plus 1.00%) plus 1.25% per annum; or (II) the Eurodollar Rate (as defined in the Posted Gamma Credit Agreement (as defined below)) plus 2.25% per annum; and

(b) in the case of the Backstop Revolving Credit Facility, (I) the Base Rate plus 1.25% per annum; or (II) the Eurodollar Rate plus 2.25% per annum; provided that beginning on the date of the first interest period occurring after the date on which the Company delivers to the Backstop Lenders financial statements for the first full fiscal quarter after the Closing Date, the applicable margin for the Backstop Revolving Credit Facility will be subject to a pricing grid consistent with the Revised Gamma Credit Agreement Terms.

At no time will the Eurodollar Rate with respect to the Backstop Credit Facilities be deemed to be less than 0.00% per annum.

Default Interest:	Same as the Revised Gamma Credit Agreement Terms.

Interest Payments:	Same as the Revised Gamma Credit Agreement Terms.

Commitment Fees:	Commitment fees will initially be equal to 0.50% per annum times the daily average undrawn portion of the Backstop Revolving Credit Facility (with the face amount of all Letters of Credit issued and outstanding constituting drawings for such purposes). Swing Line Loans will, for purposes of the commitment fee calculation only, not

Annex B-3

be deemed to be a utilization of the Backstop Revolving Credit Facility. Beginning on the date of the first interest period occurring after the date on which the Company delivers to the Backstop Lenders financial statements for the first full fiscal quarter after the Closing Date, the commitment fee will be determined in accordance with a pricing grid consistent with the Revised Gamma Credit Agreement Terms.

Funding Protection and Taxes:	Consistent with the Revised Gamma Credit Agreement Terms.

Voluntary Payments:	Same as the Revised Gamma Credit Agreement Terms (subject to the “soft call” described below).

Soft Call on Term B Loans:	The Company will pay a “prepayment premium” in connection with any Repricing Event (as defined in the Posted Gamma Credit Agreement) with respect to all or any portion of the loans under the Backstop Term Loan B Facility that occurs on or before the 6-month anniversary of the Closing Date, in an amount not to exceed 1.0% of the principal amount of the loans under the Backstop Term Loan B Facility subject to such Repricing Event.

Mandatory Payments:	Same as the Revised Gamma Credit Agreement Terms (including with 100% (with no step downs) of the net proceeds from any Divestiture Process (as defined in the Gamma Acquisition Agreement) (together with any loss-sharing payments made by the Seller in connection therewith pursuant to Section 6.04(g)(iv) of the Gamma Acquisition Agreement), without the ability to reinvest such proceeds); provided that prepayments of the term loans under the Backstop Term Loan B Facility and the Odin Incremental Facility shall be required on a ratable basis in an amount equal to 100.0% of the net cash proceeds (up to $500 million) received from the issuance of the Equity Securities payable no later than the business day following the date of receipt.

Backstop Credit
Facilities Documentation:	The definitive documentation relating to the Backstop Credit Facilities (the “Backstop Credit Facilities Documentation”) will be negotiated in good faith, will be based on and substantially the same as that certain draft of the Gamma Credit Agreement, posted by the lead arrangers with respect thereto to the prospective lenders thereunder on June 21, 2018 (the “Posted Gamma Credit Agreement”), with (a) changes to conform to matters specified in this Annex B, (b) the changes requested during the initial syndication of the Gamma Credit Agreement by the lenders thereunder and agreed to by the Company, (c) the changes required to reflect any subsequent amendments, supplements and other modifications to the Gamma Credit Agreement adopted following the Closing Date (as defined in the Gamma Credit Agreement) that are favorable to the lenders thereunder, (d) the changes contemplated by the Amendment, (e) changes required pursuant to the Market Flex provisions of the Facilities Fee Letter, (f) changes to be mutually agreed to cure any ambiguity, omission,

Annex B-4

defect, mistake or inconsistency, and (g) changes since January 15, 2018 in JPMCB’s customary requirements for transactions where it acts as agent, including, without limitation, provisions regarding the Beneficial Ownership Regulation (the Posted Gamma Credit Agreement as modified pursuant to (a) through (g) above, the “Revised Gamma Credit Agreement Terms”).

Collateral:	Same as the Revised Gamma Credit Agreement Terms and including the assets of the Odin Acquired Business.
Representations and
Warranties:	Same as the Revised Gamma Credit Agreement Terms.

Affirmative Covenants:	Same as the Revised Gamma Credit Agreement Terms.

Negative Covenants:	Same as the Revised Gamma Credit Agreement Terms.

Financial Covenant:	Backstop Term Loan B Facility: None (same as the Revised Gamma Credit Agreement Terms).

Backstop Revolving Credit Facility: A maximum Total Net Leverage Ratio set to 6.25:1.00, subject to two step downs on the same terms as the Revised Gamma Credit Agreement Terms (the “Financial Covenant”). The Financial Covenant will be tested as of the last day of any fiscal quarter (for the period of four quarters then ended).

Events of Default:	Same as the Revised Gamma Credit Agreement Terms.

Conditions to Extensions
of Credit on Closing Date:	The several obligations of each Backstop Lender to make the initial loans and extensions of credit under the Backstop Credit Facilities on the Closing Date will be subject only to the conditions precedent referred to in the first paragraph of Section 2 of the Commitment Letter and those listed on Annex E attached to the Commitment Letter.

Conditions to Extensions of
Credit after Closing Date:	Same as the Revised Gamma Credit Agreement Terms.

Assignments and
Participations:	Same as the Revised Gamma Credit Agreement Terms.

Amendments and
Required Lenders:	Same as the Revised Gamma Credit Agreement Terms.

Indemnity and Expenses:	Same as the Revised Gamma Credit Agreement Terms.

Governing Law and
Jurisdiction:	New York.

Counsel to the Bank Lead Arrangers and the Backstop Administrative Agent:	Davis Polk & Wardwell LLP.

Annex B-5

Annex C

Summary of the Odin Incremental Facility

This Summary outlines certain terms of the Odin Incremental Facility referred to in the Commitment Letter, of which this Annex C is a part. Certain capitalized terms used herein are defined in the Commitment Letter.

Borrower:	Energizer Holdings, Inc., a Missouri corporation (the “Company”).

Guarantors:	All obligations under the Odin Incremental Facility will be unconditionally guaranteed (the “Guarantees”) by each of the Guarantors (as defined in Annex B) or, if the Gamma Termination Date has occurred, each of the guarantors under the Existing Credit Agreement (the “Guarantors”).

Joint Lead Arrangers and
Joint Lead Bookrunners:	JPMCB, Barclays and Citi will act as joint lead arrangers and lead bookrunners (in such capacities, collectively with any Additional Agents, the “Odin Incremental Facility Lead Arrangers”) for the Odin Incremental Facility and will perform the duties customarily associated with such roles.

Odin Incremental
Administrative Agent:	JPMCB will act as sole and exclusive administrative agent (in such capacity, the “Odin Incremental Administrative Agent”) for the Odin Incremental Facility Lenders and will perform the duties customarily associated with such role.

Odin Incremental
Facility Lenders:	Various banks, financial institutions and institutional lenders selected by the Odin Incremental Facility Lead Arrangers in consultation and coordination with the Company, excluding any Disqualified Lender (each, an “Odin Incremental Facility Lender” and, collectively, the “Odin Incremental Facility Lenders”).

Amount of Odin
Incremental Facility:	A senior secured first lien term loan B facility (the “Odin Incremental Facility”) consisting of Incremental Term Loans (as defined in (x) the Backstop Credit Facilities Documentation or the Amended Gamma Credit Agreement or (y) if the Gamma Termination Date has occurred, that Credit Agreement, dated as of June 30, 2015 among the Company, as borrower, the various lenders from time to time party thereto, and JPMCB, as administrative agent (as amended prior to the date hereof, the “Existing Credit Agreement”), as applicable (such applicable agreement under clause (x) or (y) above, the “Credit Agreement”)) in an aggregate principal amount equal to $500 million, which the Lead Arrangers may require to be incurred as a fungible increase in the then existing Term B Loans (as defined in the Backstop Credit Facilities Documentation or the Amended Gamma Credit Agreement, as applicable) or Term Loans (as defined in the Existing Credit Agreement), as applicable.

Annex C-1

The aggregate principal amount of the loans under the Odin Incremental Facility available to be borrowed on the Closing Date will be automatically and permanently reduced by the gross cash proceeds received by the Company or any of its subsidiaries (including any such proceeds funded into escrow) from any sale or placement of Equity Securities (other than the Stock Consideration or pursuant to employee or director compensation plans or arrangements) after the date hereof and on or prior to the Closing Date.

Purpose/Use of Proceeds:	On the Closing Date, the proceeds of the Odin Incremental Facility will be used to finance in part the Odin Acquisition and the payment of fees and expenses in connection with the Odin Acquisition.

Availability:	The Odin Incremental Facility will be available in one drawing on the Closing Date. Amounts borrowed under the Odin Incremental Facility that are repaid or prepaid may not be reborrowed.

Closing Date:	The date on which the loans under any of the Facilities are funded and the Odin Acquisition is consummated (the “Closing Date”).

Maturity:	The same as the “Term Loan B Maturity Date” under the Backstop Credit Facilities Documentation or the Amended Gamma Credit Agreement, as applicable, or, if the Gamma Termination Date has occurred (at the option of the Lead Arrangers), (x) seven (7) years after the Odin Closing Date or (y) the “Term Loan Maturity Date” under the Existing Credit Agreement, as applicable.

Amortization:	The same as the term loans under the Backstop Term Loan B Facility, Term B Loans (as defined in the Amended Gamma Credit Agreement) or the Term Loans (as defined in the Existing Credit Agreement), as applicable, with (at the option of the Lead Arrangers) changes reasonably necessary to create a fungible tranche.

Interest Rate:	The same as the term loans under the Backstop Term Loan B Facility, Term B Loans (as defined in the Amended Gamma Credit Agreement) (whether or not the Gamma Termination Date has occurred or such agreement is in effect), as applicable, with (at the option of the Lead Arrangers) changes reasonably necessary to create a fungible tranche.

Default Interest:	The same as the term loans under the Credit Agreement.

Interest Payments:	The same as the term loans under the Credit Agreement.

Funding Protection and Taxes:	The same as the term loans under the Credit Agreement.

Voluntary Payments:	The same as the term loans under the Credit Agreement.

Annex C-2

Soft Call on Term B Loans:	The Company will pay a “prepayment premium” in connection with any Repricing Event (as defined in the Credit Agreement) with respect to all or any portion of the loans under the Odin Incremental Facility that occurs on or before the 6-month anniversary of the Closing Date, in an amount not to exceed 1.0% of the principal amount of the loans under the Odin Incremental Facility subject to such Repricing Event.

Mandatory Payments:	The same as the term loans under the Credit Agreement (including with 100% (with no step-downs) of the net proceeds from any Divestiture Process (as defined in the Gamma Acquisition Agreement (as defined below)) (together with any loss-sharing payments made by the Seller in connection therewith pursuant to Section 6.04(g)(iv) of the Gamma Acquisition Agreement), without the ability to reinvest such proceeds); provided that prepayments of the term loans under the Odin Incremental Facility and the Backstop Term Loan B Facility, the Amended Gamma Credit Agreement or the Gamma Credit Agreement, as applicable, shall be required on a ratable basis in an amount equal to 100.0% of the net cash proceeds (up to $500 million) received from the issuance of the Equity Securities following the Closing Date payable no later than the business day following the date of receipt.

Odin Incremental Facility
Documentation:	The definitive documentation relating to the Odin Incremental Facility (the “Odin Incremental Facility Documentation”) shall take the form of an Incremental Term Loan Amendment under the Credit Agreement or such other form as is acceptable to the Odin Incremental Facility Lead Arrangers.

Collateral:	The obligations of the Company and the Guarantors under the Odin Incremental Facility and each Guarantee will be secured by perfected first priority security interests in the Collateral (as described in Annex B) or the Collateral (as defined in the Existing Credit Agreement) plus the assets of the Odin Acquired Business, as applicable.

Representations and
Warranties:	The same as the term loans under the Credit Agreement.

Affirmative Covenants:	The same as the term loans under the Credit Agreement.

Negative Covenants:	The same as the term loans under the Credit Agreement.

Financial Covenant:	None.

Events of Default:	The same as the term loans under the Credit Agreement.

Conditions to Extensions of
Credit on Closing Date:	The several obligations of each Odin Incremental Facility Lender to make the loans under the Odin Incremental Facility on the Closing Date will be subject only to the conditions precedent referred to in the first paragraph of Section 2 of the Commitment Letter and those listed on Annex E attached to the Commitment Letter.

Annex C-3

Assignments and
Participations:	The same as the term loans under the Credit Agreement.

Amendments and
Required Lenders:	The same as the term loans under the Backstop Term Loan B Facility, the Term B Loans (as defined in the Amended Gamma Credit Agreement) or the Term Loans (as defined in the Existing Credit Agreement), as applicable.

Indemnity and Expenses:	The same as the term loans under the Backstop Term Loan B Facility, the Term B Loans (as defined in the Amended Gamma Credit Agreement) or the Term Loans (as defined in the Existing Credit Agreement), as applicable.

Governing Law and
Jurisdiction:	New York.

Counsel to the Bank Lead
Arrangers and the
Odin Incremental
Administrative Agent:	Davis Polk & Wardwell LLP.

Annex C-4

ANNEX D

Summary of the Bridge Facility

This Summary outlines certain terms of the Bridge Facility referred to in the Commitment Letter, of which this Annex D is a part. Certain capitalized terms used herein are defined in the Commitment Letter.

Company:	Energizer Holdings, Inc. (the “Company”).

Guarantors:	Each subsidiary of the Company that is or is required to be a guarantor under the Backstop Credit Facilities (as defined in Annex B to the Commitment Letter), the Amended Gamma Credit Agreement or (if the Gamma Termination Date has occurred) the Existing Credit Agreement, as applicable (the “Guarantors”) will guarantee (the “Guarantee”) all obligations of the Company under the Bridge Facility.

Joint Lead Arrangers and
Joint Bookrunners:	Citi, Barclays and JPMCB will act as joint lead arrangers and lead bookrunners (in such capacities, collectively with any Additional Agents, the “Bridge Lead Arrangers”) for the Bridge Facility and will perform the duties customarily associated with such roles.

Bridge Administrative Agent:	Citi, in its capacity as Administrative Agent (the “Bridge Administrative Agent” and, together with the Backstop Administrative Agent and the Collateral Agent, the “Agents”).

Bridge Lenders:	A syndicate of financial institutions selected by the Bridge Lead Arrangers in consultation and coordination with the Company (including Citi, Barclays, JPMCB and the lending affiliates of each Additional Agent (collectively, the “Initial Bridge Lenders”)), excluding any Disqualified Lenders (each, a “Bridge Lender” and, collectively, the “Bridge Lenders”).

Amount of Bridge Loans:	Up to $600 million in aggregate principal amount of senior unsecured increasing rate loans (the “Bridge Loans”) will be available in a single draw on the Bridge Closing Date.

The aggregate principal amount of the Bridge Loans available to be borrowed on the Bridge Closing Date will be automatically reduced by (i) the gross proceeds received by the Company or any of its subsidiaries from any non-ordinary course asset sale after the date hereof and on or prior to the Bridge Closing Date to the extent not required to prepay the loans under either the Existing Credit Agreement or the Amended Gamma Credit Agreement, and (ii) the gross proceeds received by the Company or any of its subsidiaries (including any such proceeds funded into escrow) from any sale or placement of Notes or other Takeout Notes (other than in connection with the closing of the Gamma Acquisition or pursuant to employee or director compensation plans or arrangements) after the date hereof and on or prior to the Bridge Closing Date.

Annex D-1

Closing Date:	The date on which Bridge Loans are made and the Odin Acquisition is consummated (the “Bridge Closing Date”).

Ranking:	The Bridge Loans, the Guarantees and all obligations with respect thereto will be senior unsecured obligations and rank pari passu in right of payment with all of the Company’s and the Guarantors’ existing and future senior obligations (including all obligations under the Backstop Credit Facilities, the Amended Gamma Credit Agreement or the Existing Credit Agreement, as applicable).

Security:	None.

Maturity:	The Bridge Loans will mature on the first anniversary of the Bridge Closing Date (the “Conversion Date”); provided that on the Conversion Date, so long as there is no payment or bankruptcy default and the Conversion Fee (as defined in the Facilities Fee Letter) has been paid, the Bridge Loans will automatically convert into senior unsecured term loans maturing on the eighth anniversary of the Bridge Closing Date (the “Rollover Loans”). At any time and from time to time, on or after the Conversion Date, upon reasonable prior written notice and in a minimum principal amount of at least $150.0 million, the Rollover Loans may be exchanged (each such exchange, an “Exchange”), in whole or in part, at the option of the applicable Bridge Lender or Bridge Lenders, for senior unsecured exchange notes (the “Exchange Notes”), in a principal amount equal to the principal amount of the Rollover Loans so exchanged and having the same maturity date as the Rollover Loans so exchanged.

The Exchange Notes will be issued pursuant to an indenture (the “Indenture”) that will have the terms set forth on Exhibit 1 to this Annex D.

Demand Failure Event:	Any failure to comply with the terms of a Bridge Takeout Notice (as defined in the Facilities Fee Letter) for any reason will be deemed to be a “Demand Failure Event” (as defined in the Facilities Fee Letter) under the Bridge Facility Documentation. A Demand Failure Event will not constitute a default or event of default under the Bridge Facility.

Interest Rate:	Until the earlier of (i) the Conversion Date or (ii) the occurrence of a Demand Failure Event, the Bridge Loans will bear interest at a floating rate, reset quarterly, as follows: (x) for the first three-month period commencing on the Bridge Closing Date, the Bridge Loans will bear interest at a rate per annum equal to the reserve adjusted Eurodollar Rate (subject to a reserve adjusted Eurodollar Rate Floor of 1.00% per annum), plus 400 basis

Annex D-2

points (collectively, the “Bridge LIBOR Rate”) and (y) thereafter, interest on the Bridge Loans will be payable at a floating per annum rate equal to the interest rate applicable during the prior three-month period, in each case plus the Bridge Spread, reset at the beginning of each subsequent three-month period. The “Bridge Spread” will initially be 50 basis points (commencing three months after the Bridge Closing Date) and will increase by an additional 50 basis points every three months thereafter. Notwithstanding the foregoing, at no time will the per annum interest rate on the Bridge Loans exceed the Total Cap (as defined in the Facilities Fee Letter) then in effect (plus default interest, if any).

From and after the earlier of the Conversion Date or the occurrence of a Demand Failure Event, the Bridge Loans will bear interest at a fixed rate equal to the Total Cap (plus default interest, if any).

Prior to the earlier of the Conversion Date or the occurrence of a Demand Failure Event, interest will be payable at the end of each interest period. Accrued interest will also be payable in arrears on the Conversion Date and on the date of any prepayment of the Bridge Loans or Rollover Loans. From and after the Conversion Date or occurrence of a Demand Failure Event, interest will be payable quarterly in arrears and on the date of any prepayment of the Bridge Loans or Rollover Loans.

As used herein, the term “reserve adjusted Eurodollar Rate” will have the meaning customary and appropriate for financings of this type, and the basis for calculating accrued interest and the interest periods for loans bearing interest at the reserve adjusted Eurodollar Rate will be customary and appropriate for financings of this type.

Upon the occurrence and during the continuance of a payment, bankruptcy or insolvency default or event of default or any other event of default, interest on all amounts then outstanding will accrue at a rate of 2.0% per annum plus the rate otherwise applicable to such amounts and will be payable on demand (the “Default Interest Rate”); provided that unless such event is a payment, bankruptcy or insolvency default or event of default, such Default Interest Rate will only apply at the request of the Required Lenders.

Funding Protection:	The Bridge Facility Documentation will include funding protection provisions substantially similar to those provisions contained in the applicable Credit Agreement.

Mandatory Prepayment:	Prior to the Conversion Date and to the extent permitted by the Credit Agreement, 100% of the net proceeds to the Company, or any of its subsidiaries (including the Odin Acquired Business

Annex D-3

and its subsidiaries) from (a) any direct or indirect public offering or private placement of any debt or equity or equity-linked securities (other than the Stock Consideration and issuances pursuant to employee or director compensation plans or arrangements), (b) any future bank borrowings (except borrowings under the Backstop Credit Facilities, the Amended Gamma Credit Agreement or the Existing Credit Agreement, as applicable, or other debt to fund working capital in the ordinary course) and (c) subject to certain ordinary course exceptions and reinvestment rights, any future asset sales or receipt of insurance proceeds, will be used to repay the Bridge Loans, in each case at 100% of the principal amount of the Bridge Loans prepaid plus accrued interest to the date of prepayment. Mandatory prepayments of the Bridge Loans will be applied ratably among the outstanding Bridge Loans. Any proceeds from the sale or other placement of Notes or other Takeout Notes funded or purchased by a Bridge Lender or one or more of its affiliates will be applied, first, to refinance the Bridge Loans held at that time by such Bridge Lender, and second, in accordance with the pro rata provisions otherwise applicable to prepayments.

From and after the Conversion Date, the mandatory prepayment provisions in the Bridge Facility Documentation will provide that the Company will prepay the outstanding Rollover Loans, on a pro rata basis, subject to exceptions and reinvestment rights consistent with those applicable to the Exchange Notes, with 100% of the net proceeds of any future non ordinary course asset sales, at 100% of the principal amount of the Rollover Loans prepaid plus accrued interest to the date of prepayment; provided that each holder of Rollover Loans may elect to accept or waive a prepayment such holder is otherwise entitled to receive pursuant to this paragraph.

Nothing in these mandatory prepayment provisions will restrict or prevent any holder of Rollover Loans from exchanging Rollover Loans for Exchange Notes on or after the first anniversary of the Bridge Closing Date.

Change of Control:	Upon the occurrence of a Change of Control (as defined in the Gamma Indenture (as defined below)), the Company will be required to prepay in full all outstanding Bridge Loans at par plus accrued interest to the date of prepayment. Prior to making any such prepayment, the Company will, within 30 days following the Change of Control, repay all obligations under the Credit Agreement, or obtain any required consent of the lenders under the Credit Agreement, to make such prepayment of the Bridge Loans. From and after the Conversion Date or any Demand Failure Event, each holder of Bridge Loans or Rollover Loans may elect to accept or waive a prepayment such holder is otherwise entitled to receive pursuant to this paragraph. From and after the occurrence of a Demand Failure Event, any such offer to prepay shall be at 101% of the principal amount of the outstanding Bridge Loans or Rollover Loans.

Annex D-4

Voluntary Prepayment:	Prior to the Conversion Date, Bridge Loans may be prepaid, in whole or in part, at the option of the Company, at any time (except as provided below) without premium or penalty, upon five business days’ written notice, such prepayment to be made at par plus accrued interest.

From and after the Conversion Date and prior to the maturity thereof, Rollover Loans may be prepaid on terms applicable to Bridge Loans. If a Demand Failure Event occurs, the Bridge Loans and Rollover Loans may only be prepaid, in whole or in part, at the option of the Company, at any time upon three days’ prior written notice at par plus accrued interest to the date of repayment plus the Applicable Premium that would apply to a voluntary redemption of Exchange Notes.

Bridge Facility Documentation:	The definitive documentation for the Bridge Facility (the “Bridge Facility Documentation”) will be negotiated in good faith, will contain the terms and conditions set forth in this Annex D and, to the extent not provided for herein, will be based on (i) the terms of the Credit Agreement, with customary changes to reflect the interim nature of the Bridge Facility and the fact that the Bridge Facility is unsecured and (ii) as and to the extent explicitly indicated below, that certain Indenture, dated as of July 6, 2018 (the “Gamma Indenture”), among Energizer Gamma Acquisition, Inc., as escrow issuer, the guarantors party thereto from time to time and The Bank of New York Mellon Trust Company, N.A., as trustee, and will take into account the operational and strategic requirements of the Company and its subsidiaries (after giving effect to the Odin Acquisition and the other transactions contemplated by the Commitment Letter) in light of their capitalization, size, business, industry, matters disclosed in the Odin Acquisition Agreement and the Company’s proposed business plan (collectively, the “Bridge Documentation Principles”).

Representations and Warranties:	The Bridge Facility Documentation will contain representations and warranties consistent with the Credit Agreement with changes as are usual and customary for financings of this kind, consistent with the Bridge Documentation Principles.

Covenants:	The Bridge Facility Documentation will contain the following covenants: (a) affirmative covenants consistent with the Credit Agreement, with changes as are usual and customary for financings of this kind, consistent with the Bridge Documentation Principles; (b) incurrence-based negative covenants that are usual and customary for publicly traded high-yield debt securities, consistent with the Gamma Indenture; provided that prior to the first anniversary of the Bridge Closing

Annex D-5

Date, the restricted payments, liens and debt incurrence covenants in the Bridge Facility Documentation will be more restrictive than the Gamma Indenture in a manner to be agreed. There will not be any financial maintenance covenants in the Bridge Facility Documentation.

Events of Default:	The Bridge Facility Documentation will contain such events of default as are consistent with the Credit Agreement (other than with respect to change of control), consistent with the Bridge Documentation Principles.

Conditions Precedent to
Borrowing:	The several obligations of the Bridge Lenders to make, or cause one of their respective affiliates to make, the Bridge Loans will be subject only to the conditions precedent referred to in the first paragraph of Section 2 of the Commitment Letter and those listed on Annex E attached to the Commitment Letter.

Assignments and Participations:	Subject to the prior notification of the Bridge Administrative Agent, each of the Bridge Lenders may assign all or (subject to minimum assignment amount requirements) any part of its Bridge Loans to its affiliates (other than natural persons) or one or more banks, financial institutions or other entities that are “Eligible Assignees,” as defined in the Bridge Facility Documentation, other than Disqualified Lenders (the list of which will be made available to all Bridge Lenders); provided that prior to the Conversion Date, unless a Demand Failure Event has occurred, the consent of the Company shall be required for any assignment by an Initial Bridge Lender that would cause the aggregate principal amount of Bridge Loans held by it to be less than 50.1% of the aggregate principal amount of Bridge Loans held by it on the Bridge Closing Date (as reduced by prepayments).

Upon such assignment, such Eligible Assignee will become a Bridge Lender for all purposes under the Bridge Facility Documentation; provided that assignments made to affiliates and other Bridge Lenders will not be subject to any minimum assignment amount requirements. A $3,500 processing fee will be required in connection with any such assignment. The Bridge Lenders will also have the right to sell participations, subject to customary limitations on voting rights, in their respective Bridge Loans other than Disqualified Lenders (the list of which will be made available to all Bridge Lenders).

Requisite Lenders:	Bridge Lenders holding at least a majority of total Bridge Loans, with certain amendments requiring the consent of Bridge Lenders holding a greater percentage (or all) of the total Bridge Loans.

Annex D-6

Indemnity and Expenses:	The Bridge Facility Documentation will provide customary and appropriate provisions relating to expense reimbursement, indemnity and related matters as are consistent with the Credit Agreement and the Bridge Documentation Principles.

Governing Law and Jurisdiction:	New York.

Counsel to the Bridge Lead Arrangers and the Bridge Administrative Agent:	Davis Polk & Wardwell LLP.

Annex D-7

Exhibit 1 to Annex D

Summary of Exchange Notes

This Summary of Exchange Notes outlines certain terms of the Exchange Notes referred to in Annex D to the Commitment Letter, of which this Exhibit 1 is a part. Capitalized terms used herein have the meanings assigned to them in Annex D to the Commitment Letter.

Exchange Notes

At any time on or after the Conversion Date, upon not less than five business days’ prior notice, Bridge Loans may, at the option of a Bridge Lender, be exchanged for a principal amount of Exchange Notes equal to 100% of the aggregate principal amount of the Bridge Loans so exchanged. At a Bridge Lender’s option, Exchange Notes will be issued directly to its broker-dealer affiliate or other third party designated by it, upon surrender by such Bridge Lender to the Company of an equal principal amount of Bridge Loans. No Exchange Notes will be issued until the Company receives requests to issue at least $150.0 million in aggregate principal amount of Exchange Notes. The Company will issue Exchange Notes under an indenture (the “Indenture”) that complies with the Trust Indenture Act of 1939, as amended. The Company will appoint a trustee reasonably acceptable to the Bridge Lenders.

Final Maturity:	Same as the Rollover Loans.

Interest Rate:	Each Exchange Note will bear interest at a fixed rate equal to the Total Cap then in effect (plus default interest, if any). Interest will be payable semiannually in arrears.

After the occurrence and during the continuance of an Event of Default, interest on all amounts outstanding will accrue at the applicable rate plus two percentage points (2.00%) per annum.

Optional Redemption:	The Exchange Notes may be redeemed, in whole or in part, at the option of the Company, at any time upon not less than 30 nor more than 60 days’ prior written notice at par plus accrued interest to the date of repayment plus the Applicable Premium. The “Applicable Premium” will be (i) a make-whole premium based on the applicable treasury rate plus 50 basis points prior to the third anniversary of the Bridge Closing Date and (ii) 50% of the Total Cap from and including the third anniversary of the Bridge Closing Date to but excluding the fourth anniversary of the Bridge Closing Date, and then declining to 25% of the Total Cap on the fourth anniversary of the Bridge Closing Date and to zero on the fifth anniversary of the Bridge Closing Date.

In addition, prior to the third anniversary of the Bridge Closing Date, up to 40% of the original principal amount of the Exchange Notes may be redeemed with an amount equal to the proceeds of a qualifying equity offering by the Company at a redemption price equal to par plus the Total Cap and accrued interest.

Annex D-1-1

Defeasance Provisions of Exchange Notes:	Substantially similar to the notes issued under the Gamma Indenture.

Modification:	Substantially similar to the notes issued under the Gamma Indenture.

Change of Control:	Substantially similar to the notes issued under the Gamma Indenture, at 101%.

Covenants:	The Indenture will include covenants customary for publicly traded high yield debt securities, consistent with the Gamma Indenture with adjustments to take into account the size of the Company and its subsidiaries (after giving effect to the Odin Acquisition and the other transactions contemplated by the Commitment Letter) and the Company’s proposed business plan. There will not be any financial maintenance covenants in the Indenture.

Events of Default:	The Indenture will provide for Events of Default customary for publicly traded high yield debt securities, consistent with the Gamma Indenture.

Registration Rights:	None; 144A for life.

Annex D-1-2

Annex E

Additional Conditions Precedent to the Facilities

These Additional Conditions Precedent, together with those set forth in the first paragraph of Section 2 of the Commitment Letter, set forth the only conditions precedent to the effectiveness of, and the initial funding under, the Facilities referred to in the Commitment Letter, of which this Annex E is a part. Certain capitalized terms used herein are defined in the Commitment Letter.

The only conditions to the effectiveness of, and the initial funding under, the Facilities shall consist of the following (together with the other conditions to funding expressly set forth in the first paragraph of Section 2 of the Commitment Letter):

1.

The Odin Acquisition shall have been consummated or will be consummated concurrently with the initial funding under the Facilities in all material respects in accordance with the Odin Acquisition Agreement. No conditions precedent to the consummation of the Odin Acquisition or other provision of the Odin Acquisition Agreement shall have been waived, modified, supplemented or amended (and no consent granted), in a manner materially adverse to the Lead Arrangers or the Lenders in their capacities as Lenders, in each case, without the consent of the Lead Arrangers, not to be unreasonably withheld or delayed; provided that, without limitation, (i) any changes to the definition of “Material Adverse Effect” shall be deemed materially adverse and (ii) any increase or decrease in the acquisition consideration shall not be deemed to be materially adverse to the Lead Arrangers or the Lenders so long as (1) any increase is funded by cash on hand or proceeds of an offering of the Company’s equity (the form of which, to the extent not in the form of common equity, will be reasonably satisfactory to the Lead Arrangers) and (2) (x) 25% of any decrease is allocated to reduce the Stock Consideration and (y) 75% of any decrease is allocated to reduce the Incremental Facility and the Bridge Facility pro rata on a dollar-for-dollar basis; provided that Funded Indebtedness (as defined in the Odin Acquisition Agreement as in effect on the date hereof) of the Odin Acquired Business included in Closing Net Indebtedness (as defined in the Odin Acquisition Agreement) shall be applied to reduce the Incremental Facility and the Bridge Facility only to the extent such debt is not repaid, redeemed, defeased or otherwise discharged, and any liens securing such Funded Indebtedness released, substantially simultaneously with the funding of the Facilities on the Closing Date and, in the case of Funded Indebtedness of the type described in clause (e) of the definition thereof, exceeds $20,000,000 in aggregate principal amount.

2.

The Lead Arrangers shall have received (i) (A) audited consolidated balance sheets of the Company as at the end of each of the three fiscal years ended September 30, 2016, September 30, 2017 and September 30, 2018, and related statements of earnings and comprehensive income (loss), shareholders’ equity and cash flows of the Company and accompanying notes to such financial statements for each of the three fiscal years immediately preceding, and ended more than 90 days prior to, the Closing Date and (B) audited combined carve-out balance sheets of the Odin Acquired Business as at the end of each of the three fiscal years ended September 30, 2016, September 30, 2017 and September 30, 2018, and related statements of income, comprehensive income, shareholders’ equity and cash flows of the Odin Acquired Business and accompanying notes to such financial statements for each of the three fiscal years immediately preceding, and ended more than 90 days prior to, the Closing Date; (ii) (A) an unaudited consolidated balance sheet of the Company as at the end of, and related statements of earnings and comprehensive income (loss), and cash flows of the Company and accompanying notes to such financial statements for, each fiscal quarter (and the corresponding quarter in the prior fiscal year), other than the fourth quarter of the Company’s fiscal year, subsequent to the date of the most recent

Annex E-1

audited financial statements of the Company and ended more than 40 days prior to the Closing Date which financial statements under this clause (ii)(A) shall have been prepared in accordance with U.S. GAAP and Regulation S-X, that have been reviewed by the Company’s independent accountants as provided in the procedures specified by the Public Company Accounting Oversight Board (“PCAOB”) in AU 722 and (B) an unaudited combined carve-out balance sheet of the Odin Acquired Business as at the end of, and related statements of income and comprehensive income, and cash flows of the Odin Acquired Business and accompanying notes to such financial statements for, each fiscal quarter (and the corresponding quarter in the prior fiscal year), other than the fourth quarter of the Odin Acquired Business’ fiscal year, subsequent to the date of the most recent audited financial statements of the Odin Acquired Business and ended more than 40 days prior to the Closing Date which financial statements in the case of this clause (ii)(B) shall have been prepared in accordance with U.S. GAAP and Regulation S-X, that have been reviewed by the Odin Acquired Business’ independent accountants as provided in the procedures specified by the PCAOB in AU 722; and (iii) a customary unaudited pro forma balance sheet and customary unaudited pro forma statements of income of the Company as of and for the twelve-month period ending on the last day of the most recently completed twelve month period referred to in clauses (i) and (ii) above, which pro forma financial statements prepared after giving effect to the transactions contemplated herein (including the Odin Acquisition, the incurrence of this financing and (unless the Gamma Termination Date shall have occurred prior to such time) the Gamma Acquisition, any Divestiture Process (as defined in the Gamma Acquisition Agreement) and the application of the proceeds thereof and of any associated loss-sharing payment received) as if such transactions had occurred as of such date (in the case of each balance sheet) or at the beginning of such period (in the case of each of the other financial statements) in each case compliant in all material respects with the requirements of Regulation S-K and Regulation S-X under the Securities Act for offerings of debt securities on a registration statement on Form S-1 for a non-reporting company (an “S-1 Registration Statement”) and of the type and form customarily included in offering documents used in private placements under Rule 144A of the Securities Act.

3.

All reasonable and documented costs and expenses (including, without limitation, reasonable and invoiced out-of-pocket legal fees and expenses, title premiums, survey charges and recording taxes and fees) and the fees and other compensation contemplated by the Commitment Letter and the Fee Letters payable to the Commitment Parties, the Lead Arrangers, the Agents or the Lenders on the Closing Date and, with respect to expenses, invoiced at least two business days prior to such date shall, upon the initial borrowing under the Facilities, have been, or will be substantially simultaneously, paid (which amounts may be offset against the proceeds of the Facilities).

4.

(a) Solely in the event that the Backstop Credit Facilities are utilized on the Closing Date, all third-party indebtedness of the Company under the Gamma Credit Agreement shall, upon the borrowing under the Backstop Credit Facilities, have been, or will be substantially simultaneously, repaid, redeemed, defeased or otherwise discharged, and any liens securing such indebtedness released (other than certain existing letters of credit outstanding under the Gamma Credit Agreement that, on the Closing Date, will be grandfathered into, or backstopped by letters of credit issued under, the revolving credit facility under the Gamma Credit Agreement or cash collateralized in a manner satisfactory to the issuing banks thereof) and (b) except for up to $20,000,000 of capital leases as contemplated by paragraph 1 above, all funded indebtedness of the Odin Acquired Business have been, or will be substantially simultaneously, repaid, redeemed, defeased or otherwise discharged, and any liens securing such indebtedness released.

Annex E-2

5.

In the case of each of the Odin Incremental Facility and the Bridge Facility, (a) if the Gamma Closing Date has occurred, (i) the Amendment shall be in full force and effect or (ii) the Backstop Credit Facilities Documentation shall be in full force and effect (or will be concurrently with the funding of the Odin Incremental Facility and/or the Bridge Facility) or (b) if the Gamma Termination Date has occurred, the Existing Credit Agreement shall be in full force and effect.

6.

The Company shall have delivered to the Lead Arrangers the following documentation relating to the Company and all of the Guarantors consistent with the Revised Gamma Credit Agreement Terms or the Existing Credit Agreement, as applicable, and the Bridge Documentation Principles: (i) customary legal opinions, corporate records and documents from public officials, lien searches and officer’s certificates as to the Company and each of the Guarantors; (ii) customary evidence of authority; (iii) customary prior written notice of borrowing; and (iv) a solvency certificate from the chief financial officer of the Company substantially in the form of Annex I hereto, certifying that the Company and its subsidiaries are, on a consolidated basis after giving effect to the transactions contemplated hereby, solvent. Solely with respect to the Backstop Credit Facilities and the Odin Incremental Facility and subject to the Limited Conditionality Provisions, all documents and instruments required to create and perfect the Collateral Agent’s security interests in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing. The Specified Acquisition Agreement Representations will be true and correct to the extent provided in the first paragraph of Section 2 of the Commitment Letter. The Specified Representations will be true and correct in all material respects (except that any such representation qualified by materiality or material adverse effect will be true and correct in all respects).

7.

The Lead Arrangers shall have received at least five business days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation, to the extent requested at least ten days prior to the Closing Date.

8.

With respect to the Backstop Credit Facilities, the Odin Incremental Facility and the Bridge Facility, the Lead Arrangers shall have received customary Confidential Information Memoranda (which shall include the financial statements described in paragraph 2 above) for use in the syndication of the Backstop Credit Facilities by a date sufficient to afford the Lead Arrangers a period of at least 15 consecutive business days to syndicate the Backstop Credit Facilities prior to the Closing Date; provided that (i) the days from November 22, 2018 through November 25, 2018 shall not be included when counting the 15 business days, (ii) if such period has not ended on or before December 21, 2018, it shall not commence until January 2, 2019, (iii) such period will not commence until the audited financial statements of each of the Company and the Odin Acquired Business for the year ended September 30, 2018 meeting the requirements of clauses (i)(A) and (ii)(A) of paragraph 2 above have been received by the Lead Arrangers and (iv) such period will not commence prior to the earlier of (x) first date on which the conditions set forth in Sections 9.01(c), 9.01(d), 9.02(c) and 9.02(d) of the Gamma Acquisition Agreement as in effect on the date hereof are satisfied (the “Gamma Clearance Date”) and (y) the Gamma Termination Date.

9.

(a) The Company shall have entered into an engagement letter with one or more investment banks (the “Investment Banks”) reasonably acceptable to the Lead Arrangers, pursuant to which the Company will engage the Investment Banks in connection with a potential issuance of Notes and Equity Securities (with the Commitment Parties acknowledging that the condition specified in this clause (a) has been satisfied as of the date hereof) and (b) prior to the Closing Date there shall have elapsed at least 15 consecutive business days after the date on which the Company shall

Annex E-3

have provided to the Lead Arrangers (1) a customary preliminary offering memorandum suitable for use during such period in a customary “road show” relating to the offering of the Notes pursuant to Rule 144A under the Securities Act (except that the “description of notes” and “plan of distribution” sections, to the extent applicable, may be excluded, provided that the Company will cooperate with the Investment Banks to assist with preparation of the “description of notes” section to the extent applicable) and a customary preliminary prospectus for the offering of the Equity Securities pursuant to a registered offering under the Securities Act, including audited annual financial statements of the Company and the Odin Acquired Business contemplated by paragraph 2 above and PCAOB AU 722 reviewed interim financial statements of the Company and the Odin Acquired Business for the interim periods contemplated by paragraph 2 above and any other business the financials of which would be required to be included pursuant to Rule 3-05 of Regulation S-X if the offering was done on a registered basis, pro forma financial statements giving effect to the Odin Acquisition, (unless the Gamma Termination Date shall have occurred prior to such time) the Gamma Acquisition, any Divestiture Process and the application of the proceeds thereof and of any associated loss-sharing payment received and other recent or probable material acquisitions (to the extent required in an S-1 Registration Statement) and other financial data of the type and form customarily included in offering memoranda, prospectuses and similar documents for use during such period in a customary “road show” relating to the offering of the Notes pursuant to Rule 144A or the Equity Securities pursuant to a registered offering under the Securities Act, prepared, in the case of the historical and pro forma financial statements, in accordance with U.S. GAAP and Regulation S-X under the Securities Act (and with respect to pro forma financial statements for the most recent fiscal year, the interim periods contemplated pursuant to paragraph 2(i)(A) above and paragraph 2(ii)(A) above and the twelve-month period ending on the last day of each of the most recently completed four-fiscal quarter period contemplated pursuant to paragraph 2(i)(B) above, as if Regulation S-X was applicable to such financial statements, and of the type and form customarily included in an offering of high-yield debt securities pursuant to Rule 144A and equity securities pursuant to a registered offering under the Securities Act) which will be in a form that will enable the independent auditors of the Company and the Odin Acquired Business to render a customary “comfort letter” (including customary “negative assurances”) in connection with an offering of the Securities and (2) drafts of such comfort letters referred to in clause (1) which such independent auditors are prepared to deliver (the “Draft Comfort Letters”); provided that for purposes of this paragraph (i) the days from November 22, 2018 through November 25, 2018 shall not be included when counting the 15 business days, (ii) if such period has not ended on or before December 21, 2018, it shall not commence until January 2, 2019, (iii) such period will not commence until the audited financial statements of each of the Company and the Odin Acquired Business for the year ended September 30, 2018 meeting the requirements of clauses (i)(A) and (ii)(A) of paragraph 2 above have been received by the Lead Arrangers and (iv) such period will not commence prior to the earlier of (x) the Gamma Clearance Date and (y) the Gamma Termination Date. A preliminary offering memorandum or prospectus, as applicable, that complies with the requirements set forth in the immediately preceding sentence and is accompanied by the Draft Comfort Letters is referred to herein as the “Required Offering Document.”

If the Company in good faith reasonably believes it has delivered each Required Offering Document, it may deliver to the Lead Arrangers a written notice to that effect (stating when it believes it completed such delivery), in which case the 15 consecutive business day period referred to above shall be deemed to have commenced on the date specified in that notice unless the Lead Arrangers in good faith reasonably believe the Company has not completed delivery of the Required Offering Document and, within three business days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity which information required to be included in the Required Offering Document the Lead Arrangers reasonably believe the Company has not delivered).

Annex E-4

Annex I to Annex E

Form of Solvency Certificate

[Date]

This Solvency Certificate (this “Certificate”) is delivered by ENERGIZER HOLDINGS, INC., a Missouri corporation (the “Borrower”), in connection with that certain Credit Agreement dated as of [Date] (the “Credit Agreement”), among the Borrower, the Lenders from time to time party thereto and [            ], as Administrative Agent. Each capitalized term used but not defined herein shall have the meaning assigned to it in the Credit Agreement.

Pursuant to Section [    ] of the Credit Agreement, the Borrower hereby certifies that, after giving effect to the Transactions, on the date hereof:

(a) The fair value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the total amount of the liabilities, including contingent liabilities, of the Borrower and its Subsidiaries on a consolidated basis. In computing the amount of any contingent liabilities on the date hereof, such liabilities shall have been computed at the amount that, in light of all of the facts and circumstances existing on the date hereof, represents the amount that can be reasonably expected to become an actual or matured liability.

(b) The present fair saleable value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries, on a consolidated basis, on their debts as they become absolute and matured.

(c) The Borrower and its Subsidiaries, on a consolidated basis, do not intend to incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature in the ordinary course of business.

(d) The Borrower and its Subsidiaries, on a consolidated basis, are not engaged in business or a transaction for which their property would constitute an unreasonably small capital.

(e) The Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. In computing the amount of any contingent liabilities on the date hereof, such liabilities shall have been computed at the amount that, in light of all of the facts and circumstances existing on the date hereof, represents the amount that can be reasonably expected to become an actual or matured liability.

IN WITNESS WHEREOF, the undersigned has caused this Certificate to be duly executed as of the date first above written.

ENERGIZER HOLDINGS, INC.

By:
Name:
Title:	Chief Financial Officer

Annex I-1